Exhibit 10.1
FIFTH AMENDMENT TO LEASE AGREEMENT
     THIS FIFTH AMENDMENT TO LEASE AGREEMENT (“Fifth Amendment”) is made as of the 25th day of August, 2008 (for reference purposes only), by and between MOUNTAIN VALLEY COMMUNITY CHURCH, a non-profit corporation, successor-in-interest to I.S. Capital, LLC (“Lessor”), and iGo, INC., an Arizona corporation, formerly known as Mobility Electronics, Inc. (“Lessee”).
RECITALS
     A. Lessor’s predecessor-in-interest and Lessee (under the prior name of Mobility Electronics, Inc.) entered into a Standard Multi-Tenant Office Lease dated July 17, 2002, including the Addendum to Lease and Second Addendum to Lease of even date, as amended by First Amendment to Lease Agreement dated effective as of February 1, 2003, by Second Amendment to Lease Agreement dated effective as of January 15, 2004, by Third Amendment to Lease Agreement dated effective as of October 6, 2004, and by Fourth Amendment to Lease Agreement dated effective as of October 1, 2006 (collectively, the “Lease”), for premises in the “Perimeter Center” located at 17800 N. Perimeter Drive, Scottsdale, Arizona 85255.
     B. The defined “Premises” under the Lease includes approximately 18,682 of space located on the second floor of the “Building”, suites 200 and 201; approximately 2,056 square feet of space located on the first floor of the Building, and, as added by the Second Amendment to Lease Agreement (“Second Amendment”), approximately 3,797 square feet of space as defined under that Second Amendment (the “Second Amendment Space”). The total existing Premises as of the date of this Fifth Amendment is approximately 24,535 square feet.
     C. The Original Term of the Lease expires on September 30, 2008, subject to Lessee’s exercise of a five-year extension. Lessee does not wish to exercise the five-year extension; rather, Lessee desires to extend the Lease Term for a period of five (5) years and five (5) months, with additional options to extend, on the 20,748 square feet only (“20,748 Square Feet”), excluding the Second Amendment Space, subject to the terms and conditions of this Fifth Amendment.
     D. Lessor is willing to accommodate Lessee’s requests, subject to the terms and conditions of this Fifth Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

AGREEMENT
     1. Lessor and Lessee acknowledge the accuracy of the Recitals.
     2. All capitalized terms shall have the definition as set forth in the Lease, unless specifically stated otherwise herein.
     3. Section 1.3 of the Lease is hereby amended to extend the Lease Term through February 28, 2014 as to the 20, 748 Square Feet only, excluding the Second Amendment Space. The Lease shall expire as to the Second Amendment Space on September 30, 2008, and Lessee shall surrender such space in accordance with the terms and conditions of the Lease. Therefore, effective as of October 1, 2008 (“Effective Date”), the term “Premises” shall mean the 20,748 Square Feet.
     4. As of the Effective Date, Section 1.5 of the Lease and Paragraph 1 of the Addendum to Lease shall be amended such that Lessee shall pay Base Rent in accordance with the following schedule, together with applicable rental tax thereon:

Months	PSF	Monthly Base Rent
10/01/08 - 07/31/09	$10.00	$17,290.00
08/01/09 - 02/28/10	$20.00	$34,580.00
03/01/10 - 02/28/11	$20.50	$35,444.50
03/01/11 - 02/28/12	$21.00	$36,309.00
03/01/12 - 02/28/13	$21.50	$37,173.50
03/01/13 - 02/28/14	$22.00	$38,038.00
     5. As of the Effective Date, Lessee’s pro rata share of operating expenses under Section 1.6 shall be 41.48%.
     6. As of the Effective Date, Section 1.9 of the Lease shall be amended to deleted the Base Year “2003” and substitute therefor the Base Year “2009.”
     7. As of the Effective Date, Section 4.2 of the Lease shall be amended to limit the annual increase of Lessee’s Share of controllable Operating Expenses to a cap (non-cumulative) of five percent (5%) per annum. The term “controllable” shall exclude property taxes, building insurance and utilities.
     8. Lessor and Lessee agree that the Security Deposit under Section 5 of the Lease will remain at $31,642.33 and such amount has been received and will be retained by Lessor with no further requirement that Lessee provide any additional Security Deposit.
     9. Within thirty (30) days from the Effective Date, Lessor shall repair all roof leaks designated by Lessee and shall replace all stained ceiling tiles. The replacement of stained ceiling tiles is a one-time obligation of Lessor and shall not be deemed to amend Section 7.2 of the Lease.
     10. Section 23.1 is hereby clarified to provide the following notice addresses for Lessor and Lessee:

If to Lessor:	Mountain View Community Church
17800 N. Perimeter Drive
Scottsdale, AZ 85255

If to Lessee:	iGo, Inc.
17800 N. Perimeter Drive, Suite 200
Scottsdale, AZ 85255
     11. Paragraph 2 of the Addendum to Lease is of no further force or effect, having been satisfied during the Original Term. However, Lessor agrees that, within sixty (60) days, Lessor shall cause the following improvements to be completed, at Lessor’s sole cost and expense:
(a)	Touch up paint within the Premises with Building standard paint.

(b)	Repair walls where necessary.

(c)	Clean carpet and tile through the Premises.

(d)	Repair restroom fixtures (toilet seat covers and toilet paper dispensers), and install automatic air freshener system similar to the first floor restroom.
     Lessee will cooperate with Lessor as reasonably required by Lessor in the completion and installation of the above Lessor’s Work, and Lessee shall not hinder or delay Lessor in the construction and/or installation of the Lessor’s Work. Except for the above Lessor’s Work and the roof and ceiling tile work set forth in Paragraph 9 of the Fifth Amendment, Lessee shall take and hereby accepts the Premises in their “as is” condition.
     12. Paragraph 6 of the Addendum is hereby deleted in its entirety, and the following substituted therefor:
     6. RENEWAL OPTIONS: So long as Lessee is not in default at the time of the exercise of any option provided for in this Section 6, Lessee shall have the right to extend the Lease (each, an “Option”, and collectively, the “Options”) for two (2) additional periods of three (3) years each (the “First Option Term” and “Second Option Term”, respectively, and collectively, the “Option Terms”). In order to exercise its Options, or either of them, Lessee shall provide to Lessor written notice of its election not less than six (6) months prior to the expiration of the then-current term, and no more than one (1) year prior. The Option Terms shall be upon the same terms, covenants and conditions as are set forth in this Lease, except that (a) Base Rent for the first year of the First Option Term and the Second Option Term shall be adjusted to the then-prevailing fair market rent as reasonably determined by Lessor; however, in no event shall Base Rent decrease below the last-current Base Rent; and (b) there shall be no further Option Terms provided. Base Rent for the second and succeeding years of the First Option Term and Second Option Term (if exercised) shall increase by two percent (2%) on each anniversary date. Within thirty (30) days from Lessee’s exercise of each Option, Lessor shall provide to Lessee an amendment to the Lease setting forth the new Base Rent. If Lessee does not execute the amendment within fifteen (15) days from Lessor’s delivery of the amendment, then that Option shall be null and void, and the Lease shall terminate at the expiration of the then-existing Lease term. Section 39.1 of the Lease is hereby deleted, and Sections 39.2, 39.3 and 39.4 are hereby reaffirmed.
     13. Paragraph 7 of the Addendum is hereby reaffirmed, with the exception that “all vacant square footage within the building” is hereby replaced with “any existing available contiguous space within the building.”
     14. Section 1.10 of the Lease and Paragraph 8 of the Addendum are hereby deleted in their entirety. Lessor agrees to pay commission to Grubb & Ellis|BRECommercial, LLC (broker for Lessee) in the amount of $54,463.50. The commission shall be paid in cash within thirty (30) days of the execution of the Fifth Amendment to Lease Agreement. Grubb & Ellis|BRE Commercial, LLC, is an intended third-party beneficiary of this commission-payment provision. Except for such commission, Lessor and Lessee hereby confirm that no other broker or other person or party shall be entitled to a commission or finder’s fee under this Lease, and each holds the other harmless from, for and against any claims, costs and expenses arising out of any claim brought by any party for any such commission or finder’s fee.
     15. Except as amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Fifth Amendment, this Fifth Amendment shall govern and control.
     16. This Fifth Amendment shall become binding upon the parties only when executed by both Lessor and Lessee.
     17. This Fifth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
     18. Except for Lessee’s obligation to file a copy of this Fifth Amendment with the Securities & Exchange Commission as required pursuant to the Securities Exchange Act of 1934, Lessee shall not divulge the existence, contents or provisions of this Fifth Amendment to any other occupant of the Project or to any other person who may subsequently divulge such information to any other occupant of Project The requirement of confidentiality contained in this paragraph is a material inducement to Lessor to execute this Fifth Amendment and to abide by its terms; and if any other occupant of Project shall be or become aware or advised of the terms or general provisions of this Fifth Amendment, then Lessee shall be deemed in default under the Lease and Lessor shall have the right to immediately exercise all of its remedies under the Lease.
     19. This Fifth Amendment may be executed in counterparts, and all counterparts together shall constitute the whole.
     Dated as of the date set forth above.

LANDLORD:

MOUNTAIN VALLEY COMMUNITY CHURCH, a non-profit corporation, successor-in-interest to I.S. Capital, LLC

By:	/s/ Phil Toole

Name:	Phil Toole

Its:	President

TENANT:

iGo, INC., an Arizona corporation, formerly known as Mobility Electronics, Inc.

By:	/s/ Joan W. Brubacher

Name:	Joan W. Brubacher

Its:	EVP & CFO